Provident Financial Services, Inc. Announces Increased First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 26, 2019 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $30.9 million, or $0.48 per basic and diluted share, for the three months ended March 31, 2019, compared to net income of $27.9 million, or $0.43 per basic and diluted share, for the three months ended March 31, 2018.
The Company's earnings for the quarter ended March 31, 2019 were positively impacted by a lower provision for loan losses stemming from an improvement in asset quality and an increase in net interest income driven by the expansion of the net interest margin from the quarter ended March 31, 2018. The improvement in the net interest margin was due to an increase in the yield on earning assets and a lagging increase in the Company's cost of funds. The net inflow of average deposits in the period also contributed to the improvement in net interest income allowing the Company to favorably shift from higher-costing sources of funds. The improvement in net interest income for the period was partially offset by a decrease in average loans outstanding.
Chairman, President and Chief Executive Officer Christopher Martin reflected: “Our first quarter's earnings continued to benefit from solid asset quality and diligent expense management. Our loan pipelines have increased and corresponding pull-through levels remained strong. Conversely, our increased deposit costs for the quarter reflect our efforts to acquire new customers and retain existing relationships.” Martin continued, “We completed the acquisition of Tirschwell & Loewy, Inc., a Manhattan-based registered investment advisor with approximately $750 million in assets on April 1, 2019, which will bring talent and depth to our wealth management subsidiary, Beacon Trust, and provide a physical presence in New York City."
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on May 31, 2019, to stockholders of record as of the close of business on May 15, 2019.
Balance Sheet Summary
Total assets at March 31, 2019 were $9.80 billion, a $76.8 million increase from December 31, 2018. The increase in total assets was primarily due to a $55.2 million increase in cash and cash equivalents, a $37.8 million increase in other assets and a $13.0 million increase in total investments, partially offset by a $26.7 million decrease in total loans.  The increase in other assets was largely due to the Company's January 1, 2019 adoption of ASU 2016-02, "Leases (Topic 842).” The Company recorded a right of use asset of $44.9 million, which was based on the present value of the expected remaining lease payments at January 1, 2019.
The Company’s loan portfolio decreased $26.7 million to $7.22 billion at March 31, 2019, from $7.25 billion at December 31, 2018. For the three months ended March 31, 2019, loan originations, excluding advances on lines of credit, totaled $293.9 million, compared with $280.3 million for the same period in 2018. During the three months ended March 31, 2019, the loan portfolio had net decreases of $14.1 million in construction loans, $12.3 million in residential mortgage loans, $11.0 million in commercial mortgage loans and $10.1 million in consumer loans, partially offset by net increases of $17.4 million in multi-family mortgage loans and $3.1 million in commercial loans. Commercial real estate, commercial and construction loans represented 79.1% of the loan portfolio at March 31, 2019, compared to 78.9% at December 31, 2018.
At March 31, 2019, the Company’s unfunded loan commitments totaled $1.54 billion, including commitments of $693.7 million in commercial loans, $438.1 million in construction loans and $163.4 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2018 and March 31, 2018 were $1.49 billion and $1.56 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.18 billion at March 31, 2019, compared to $973.4 million and $1.33 billion at December 31, 2018 and March 31, 2018, respectively.

Total investments were $1.62 billion at March 31, 2019, a $13.0 million increase from December 31, 2018.  This increase was largely due to purchases of mortgage-backed securities and an increase in unrealized gains on available for sale debt securities, partially offset by repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds.
Total deposits increased $73.3 million during the three months ended March 31, 2019 to $6.90 billion, from $6.83 billion at December 31, 2018.  Total time deposits increased $54.1 million to $804.6 million at March 31, 2019, while total core deposits, consisting of savings and demand deposit accounts, increased $19.2 million to $6.10 billion at March 31, 2019. The increase in time deposits was primarily the result of a $66.5 million increase in brokered deposits, partially offset by a $12.4 million decrease in retail time deposits primarily due to maturities of the Company's 13-month promotional certificate of deposit.  The increase in core deposits was largely attributable to a $96.2 million increase in money market deposits, partially offset by decreases of $47.1 million and $29.8 million in non-interest bearing demand deposits and interest bearing demand deposits, respectively. Core deposits represented 88.3% of total deposits at March 31, 2019, compared to 89.0% at December 31, 2018.
Borrowed funds decreased $43.8 million during the three months ended March 31, 2019, to $1.40 billion. The decrease in borrowings for the period was primarily a function of wholesale funding being partially replaced by the net inflows of deposits and lower asset funding requirements. Borrowed funds represented 14.3% of total assets at March 31, 2019, a decrease from 14.8% at December 31, 2018.
Stockholders’ equity increased $14.8 million during the three months ended March 31, 2019, to $1.37 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by dividends paid to stockholders and common stock repurchases. Common stock repurchases for the three months ended March 31, 2019 totaled 78,000 shares at an average cost of $26.85. These common stock repurchases were largely made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2019, 2.4 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at March 31, 2019 were $20.66 and $14.38, respectively, compared with $20.49 and $14.18, respectively, at December 31, 2018.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended March 31, 2019, net interest income increased $1.7 million to $75.0 million from $73.3 million for the same period in 2018. The increase in net interest income was due to the expansion of the net interest margin from the quarter ended March 31, 2018, which was largely a function of an increase in the yield on earning assets and a lagging increase in the Company's cost of funds. Also contributing to the improvement, growth in average interest and non-interest bearing deposits mitigated the Company's use of higher-cost sources of funds.
For the three months ended March 31, 2019, the net interest margin expanded 10 basis points to 3.40%, compared to 3.30% for the three months ended March 31, 2018. The weighted average yield on interest earning assets increased 31 basis points to 4.20% for the three months ended March 31, 2019, compared to 3.89% for the three months ended March 31, 2018, while the weighted average cost of interest bearing liabilities increased 28 basis points to 1.04% for the three months ended March 31, 2019, compared to 0.76% for the same period last year. The average cost of interest bearing deposits for the three months ended March 31, 2019 was 0.78%, compared to 0.47% for the same period last year. Average non-interest bearing demand deposits totaled $1.44 billion for the three months ended March 31, 2019, compared with $1.42 billion for the three months ended March 31, 2018. The average cost of borrowings for the three months ended March 31, 2019 was 2.07%, compared to 1.70% for the same period last year.
The Company’s net interest margin decreased four basis points to 3.40% for the quarter ended March 31, 2019, from 3.44% for the trailing quarter. The weighted average yield on interest-earning assets increased one basis point to 4.20% for the quarter ended March 31, 2019, compared to 4.19% for the quarter ended December 31,

2018. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2019 increased seven basis points to 1.04%, compared to 0.97% for the quarter ended December 31, 2018. The average cost of interest bearing deposits for the quarter ended March 31, 2019 increased eight basis points to 0.78%, from 0.70% for the quarter ended December 31, 2018. Average non-interest bearing demand deposits totaled $1.44 billion for the quarter ended March 31, 2019, compared to $1.48 billion for the quarter ended December 31, 2018. The average cost of borrowed funds for the quarter ended March 31, 2019 was 2.07%, compared to 1.99% for the quarter ended December 31, 2018.
Non-Interest Income
Non-interest income totaled $12.2 million for the quarter ended March 31, 2019, a decrease of $1.1 million, compared to the same period in 2018. Other income decreased $687,000 to $316,000 for the three months ended March 31, 2019, compared to the quarter ended March 31, 2018, primarily due to a $762,000 decrease in net fees on loan-level interest rate swap transactions and a $139,000 decrease in net gains on the sale of loans, partially offset by a $211,000 insurance recovery of ATM losses from the prior year. Fee income decreased $542,000 to $6.1 million for the three months ended March 31, 2019, compared to the same period in 2018, largely due to a $223,000 decrease in commercial loan prepayment fee income, a $104,000 decrease in loan related fee income and a $100,000 decrease in deposit related fee income. Also, wealth management income decreased $321,000 largely due to a change in the investment mix of assets under management.  Partially offsetting these decreases in non-interest income, income from Bank-owned life insurance ("BOLI") increased $432,000 to $1.7 million for the three months ended March 31, 2019, compared to $1.3 million for the same period in 2018, primarily due to an increase in benefit claims in the current period.
Non-Interest Expense
For the three months ended March 31, 2019, non-interest expense totaled $48.4 million, an increase of $1.5 million, compared to the three months ended March 31, 2018. Other operating expenses increased $1.0 million to $7.1 million for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to increases in consulting costs and attorney fees. Compensation and benefits expense increased $500,000 to $28.4 million for the three months ended March 31, 2019, compared to $27.9 million for the same period in 2018. This increase was principally due to increases in stock-based compensation and the accrual for incentive compensation. Data processing expense increased $363,000 to $4.0 million for the three months ended March 31, 2019, primarily due to an increase in software maintenance expense, along with increases in mobile and on-line banking expenses. Partially offsetting these increases in non-interest expense, FDIC insurance decreased $314,000 to $739,000 for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to both a lower insurance assessment rate for the current quarter and a decrease in total average assets subject to assessment.
The Company’s annualized non-interest expense as a percentage of average assets(1) was 2.02% for the quarter ended March 31, 2019, compared to 1.95% for the same period in 2018. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1) was 55.53% for the quarter ended March 31, 2019, compared to 54.18% for the same period in 2018.
Asset Quality
The Company’s total non-performing loans at March 31, 2019 were $24.8 million, or 0.34% of total loans, compared to $25.7 million, or 0.35% of total loans at December 31, 2018, and $45.9 million, or 0.63% of total loans at March 31, 2018. The $893,000 decrease in non-performing loans at March 31, 2019, compared to the trailing quarter, was due to a $1.7 million decrease in non-performing commercial mortgage loans and a $606,000 decrease in non-performing commercial loans, partially offset by a $956,000 increase in non-performing residential loans and a $421,000 increase in non-performing consumer loans. At March 31, 2019, impaired loans totaled $49.4 million with related specific reserves of $1.7 million, compared with impaired loans totaling $50.7 million with related specific reserves of $1.2 million at December 31, 2018.  At March 31, 2018, impaired loans totaled $68.3 million with related specific reserves of $4.5 million.
The Company’s allowance for loan losses at March 31, 2019 and December 31, 2018 was 0.77% of total loans and 0.86% of total loans at March 31, 2018. The Company recorded a provision for loan losses of $200,000 for the three months ended March 31, 2019, compared with a provision of $5.4 million for the three months ended March 31, 2018. For the three months ended March 31, 2019, the Company had net charge-offs of $409,000 compared to net charge-offs of $3.1 million for the same period in 2018.  The provision for loan losses and net charge-offs for the first quarter of 2018 were impacted by a deterioration in commercial credits in the quarter, including a $15.4 million credit to a commercial borrower that filed a Chapter 7 petition in bankruptcy for a liquidation of assets. A specific reserve of $2.5 million was established in the prior year quarter for this impaired loan, and this credit was subsequently charged off in the second quarter of 2018. The allowance for loan losses decreased $209,000 to $55.4 million at March 31, 2019 from $55.6 million at December 31, 2018.
At March 31, 2019 and December 31, 2018, the Company held $1.3 million and $1.6 million of foreclosed assets, respectively. During the three months ended March 31, 2019, there was one addition to foreclosed assets with a carrying value of $227,000, and three properties sold with an aggregate carrying value of $528,000. Foreclosed assets at March 31, 2019 consisted of $1.3 million of residential real estate. Total non-performing assets at March 31, 2019 decreased $1.2 million, or 4.4%, to $26.1 million, or 0.27% of total assets, from $27.3 million, or 0.28% of total assets at December 31, 2018.
Income Tax Expense
For the three months ended March 31, 2019, the Company’s income tax expense was $7.7 million compared with $6.4 million for the three months ended March 31, 2018. The Company’s effective tax rate was 19.9% for the three months ended March 31, 2019, compared to 18.6% for the three months ended March 31, 2018. The increase in tax expense and the effective tax rate were largely the result of an increase in income derived from taxable sources.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 26, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2019. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at Provident.Bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2019 (Unaudited) and December 31, 2018
(Dollars in Thousands)

Assets	March 31, 2019	December 31, 2018

Cash and due from banks	$141,658	$86,195
Short-term investments	56,196	56,466
Total cash and cash equivalents	197,854	142,661

Available for sale debt securities, at fair value	1,083,601	1,063,079
Held to maturity debt securities (fair value of $479,827 at March 31, 2019 (unaudited) and $479,740 at December 31, 2018)	472,039	479,425
Equity securities, at fair value	724	635
Federal Home Loan Bank Stock	68,634	68,813
Loans	7,223,844	7,250,588
Less allowance for loan losses	55,353	55,562
Net loans	7,168,491	7,195,026
Foreclosed assets, net	1,264	1,565
Banking premises and equipment, net	56,733	58,124
Accrued interest receivable	31,180	31,475
Intangible assets	417,688	418,178
Bank-owned life insurance	192,894	193,085
Other assets	111,512	73,703
Total assets	$9,802,614	$9,725,769

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$5,046,950	$5,027,708
Savings deposits	1,051,904	1,051,922
Certificates of deposit of $100,000 or more	478,043	414,848
Other time deposits	326,559	335,644
Total deposits	6,903,456	6,830,122
Mortgage escrow deposits	27,363	25,568
Borrowed funds	1,398,490	1,442,282
Other liabilities	99,489	68,817
Total liabilities	8,428,798	8,366,789

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 66,502,750 shares outstanding at March 31, 2019 and 66,325,458 outstanding at December 31, 2018	832	832
Additional paid-in capital	1,023,671	1,021,533
Retained earnings	657,375	651,099
Accumulated other comprehensive loss	(5,084)	(12,336)
Treasury stock	(274,005)	(272,470)
Unallocated common stock held by the Employee Stock Ownership Plan	(28,973)	(29,678)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,337)	(4,504)
Deferred Compensation - Directors' Deferred Fee Plan	4,337	4,504
Total stockholders' equity	1,373,816	1,358,980
Total liabilities and stockholders' equity	$9,802,614	$9,725,769

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2019 and 2018 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Interest income:
Real estate secured loans	$55,006	$51,510
Commercial loans	20,510	19,126
Consumer loans	4,783	4,905
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	8,409	7,251
Investment securities held to maturity	3,162	3,144
Deposits, federal funds sold and other short-term investments	541	395
Total interest income	92,411	86,331

Interest expense:
Deposits	10,494	6,235
Borrowed funds	6,910	6,819
Total interest expense	17,404	13,054
Net interest income	75,007	73,277
Provision for loan losses	200	5,400
Net interest income after provision for loan losses	74,807	67,877

Non-interest income:
Fees	6,097	6,639
Wealth management income	4,079	4,400
Bank-owned life insurance	1,696	1,264
Net gain on securities transactions	—	1
Other income	316	1,003
Total non-interest income	12,188	13,307

Non-interest expense:
Compensation and employee benefits	28,369	27,869
Net occupancy expense	6,857	6,745
Data processing expense	3,969	3,606
FDIC Insurance	739	1,053
Amortization of intangibles	490	570
Advertising and promotion expense	883	967
Other operating expenses	7,109	6,100
Total non-interest expense	48,416	46,910
Income before income tax expense	38,579	34,274
Income tax expense	7,689	6,361
Net income	$30,890	$27,913

Basic earnings per share	$0.48	$0.43
Average basic shares outstanding	64,766,619	64,768,977

Diluted earnings per share	$0.48	$0.43
Average diluted shares outstanding	64,912,738	64,949,442

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the
	Three months ended March 31,
	2019	2018
STATEMENTS OF INCOME:
Net interest income	$75,007	$73,277
Provision for loan losses	200	5,400
Non-interest income	12,188	13,307
Non-interest expense	48,416	46,910
Income before income tax expense	38,579	34,274
Net income	30,890	27,913
Diluted earnings per share	$0.48	$0.43
Interest rate spread	3.16%	3.13%
Net interest margin	3.40%	3.30%

PROFITABILITY:
Annualized return on average assets	1.29%	1.16%
Annualized return on average equity	9.11%	8.65%
Annualized return on average tangible equity (2)	13.09%	12.73%
Annualized non-interest expense to average assets (3)	2.02%	1.95%
Efficiency ratio (4)	55.53%	54.18%

ASSET QUALITY:
Non-accrual loans	$24,797	$45,938
90+ and still accruing	—	—
Non-performing loans	24,797	45,938
Foreclosed assets	1,264	7,252
Non-performing assets	26,061	53,190
Non-performing loans to total loans	0.34%	0.63%
Non-performing assets to total assets	0.27%	0.55%
Allowance for loan losses	$55,353	$62,521
Allowance for loan losses to total non-performing loans	223.22%	136.10%
Allowance for loan losses to total loans	0.77%	0.86%

AVERAGE BALANCE SHEET DATA:
Assets	$9,720,467	$9,763,813
Loans, net	7,133,680	7,243,724
Earning assets	8,822,447	8,895,306
Core deposits	6,093,500	6,115,793
Borrowings	1,352,685	1,628,684
Interest-bearing liabilities	6,781,729	6,957,785
Stockholders' equity	1,375,388	1,309,310
Average yield on interest-earning assets	4.20%	3.89%
Average cost of interest-bearing liabilities	1.04%	0.76%

LOAN DATA:
Mortgage loans:
Residential	$1,087,722	$1,128,308
Commercial	2,288,443	2,185,217
Multi-family	1,357,161	1,423,955
Construction	374,900	370,999
Total mortgage loans	5,108,226	5,108,479
Commercial loans	1,698,261	1,725,932
Consumer loans	421,370	460,740
Total gross loans	7,227,857	7,295,151
Premium on purchased loans	3,106	3,848
Unearned discounts	(33)	(35)
Net deferred	(7,086)	(7,826)
Total loans	$7,223,844	$7,291,138

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
	At March 31,		At December 31,
	2019	2018	2018
Total stockholders' equity	$1,373,816	$1,304,886	$1,358,980
Less: total intangible assets	417,688	419,721	418,178
Total tangible stockholders' equity	$956,128	$885,165	$940,802

Shares outstanding	66,502,750	66,729,095	66,325,458

Book value per share (total stockholders' equity/shares outstanding)	$20.66	$19.55	$20.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$14.38	$13.27	$14.18

(2) Annualized Return on Average Tangible Equity
	Three Months Ended
	March 31,
	2019	2018
Total average stockholders' equity	$1,375,388	$1,309,310
Less: total average intangible assets	418,000	420,086
Total average tangible stockholders' equity	$957,388	$889,224

Net income	$30,890	$27,913

Annualized return on average tangible equity (net income/total average stockholders' equity)	13.09%	12.73%

(3) Annualized Non-Interest Expense to Average Assets
	Three Months Ended
	March 31,
	2019	2018
Total annualized non-interest expense	196,354	190,246
Average assets	$9,720,467	$9,763,813

Annualized non-interest expense/average assets	2.02%	1.95%

(4) Efficiency Ratio Calculation
	Three Months Ended
	March 31,
	2019	2018
Net interest income	$75,007	$73,277
Non-interest income	12,188	13,307
Total income	$87,195	$86,584

Non-interest expense	$48,416	$46,910

Efficiency ratio (non-interest expense/income)	55.53%	54.18%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2019			December 31, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$14,090	$88	2.50%	$14,253	$81	2.28%
Federal funds sold and other short-term investments	56,283	453	3.28%	48,787	380	3.09%
Investment securities (1)	473,778	3,162	2.67%	475,815	3,159	2.66%
Securities available for sale	1,077,581	7,266	2.70%	1,049,645	6,962	2.65%
Equity Securities, at fair value	679	—	—%	700	—	—%
Federal Home Loan Bank stock	66,356	1,143	6.89%	65,685	1,281	7.80%
Net loans: (2)
Total mortgage loans	5,051,528	55,006	4.36%	5,160,375	56,433	4.31%
Total commercial loans	1,654,594	20,510	4.98%	1,607,528	20,665	5.06%
Total consumer loans	427,558	4,783	4.54%	436,351	4,961	4.51%
Total net loans	7,133,680	80,299	4.51%	7,204,254	82,059	4.49%
Total Interest-Earning Assets	$8,822,447	$92,411	4.20%	$8,859,139	$93,922	4.19%

Non-Interest Earning Assets:
Cash and due from banks	93,168			92,040
Other assets	804,852			777,829
Total Assets	$9,720,467			$9,729,008

Interest-Bearing Liabilities:
Demand deposits	$3,599,670	$6,831	0.77%	$3,608,524	$6,262	0.69%
Savings deposits	1,051,951	480	0.19%	1,050,832	473	0.18%
Time deposits	777,423	3,183	1.66%	750,866	2,871	1.52%
Total Deposits	5,429,044	10,494	0.78%	5,410,222	9,606	0.70%

Borrowed funds	1,352,685	6,910	2.07%	1,393,965	6,983	1.99%
Total Interest-Bearing Liabilities	6,781,729	17,404	1.04%	6,804,187	16,589	0.97%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,441,879			1,478,987
Other non-interest bearing liabilities	121,471			98,204
Total non-interest bearing liabilities	1,563,350			1,577,191
Total Liabilities	8,345,079			8,381,378
Stockholders' equity	1,375,388			1,347,630
Total Liabilities and Stockholders' Equity	$9,720,467			$9,729,008

Net interest income		$75,007			$77,333

Net interest rate spread			3.16%			3.22%
Net interest-earning assets	$2,040,718			$2,054,952

Net interest margin (3)			3.40%			3.44%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.30x

(1)	Average outstanding balance amounts shown are amortized cost.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2019			March 31, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$14,090	$88	2.50%	$16,696	$63	1.53%
Federal funds sold and other short term investments	56,283	453	3.28%	51,032	332	2.64%
Investment securities (1)	473,778	3,162	2.67%	469,774	3,144	2.68%
Securities available for sale	1,077,581	7,266	2.70%	1,036,236	6,071	2.35%
Equity securities, at fair value	679	—	—%	658	5	3.31%
Federal Home Loan Bank stock	66,356	1,143	6.89%	77,186	1,175	6.17%
Net loans: (2)
Total mortgage loans	5,051,528	55,006	4.36%	5,096,047	51,510	4.04%
Total commercial loans	1,654,594	20,510	4.98%	1,680,143	19,126	4.57%
Total consumer loans	427,558	4,783	4.54%	467,534	4,905	4.26%
Total net loans	7,133,680	80,299	4.51%	7,243,724	75,541	4.18%
Total Interest-Earning Assets	$8,822,447	$92,411	4.20%	$8,895,306	$86,331	3.89%

Non-Interest Earning Assets:
Cash and due from banks	93,168			90,710
Other assets	804,852			777,797
Total Assets	$9,720,467			$9,763,813

Interest-Bearing Liabilities:
Demand deposits	$3,599,670	$6,831	0.77%	$3,609,361	$4,204	0.47%
Savings deposits	1,051,951	480	0.19%	1,088,783	493	0.18%
Time deposits	777,423	3,183	1.66%	630,957	1,538	0.99%
Total Deposits	5,429,044	10,494	0.78%	5,329,101	6,235	0.47%
Borrowed funds	1,352,685	6,910	2.07%	1,628,684	6,819	1.70%
Total Interest-Bearing Liabilities	$6,781,729	$17,404	1.04%	$6,957,785	$13,054	0.76%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,441,879			1,417,649
Other non-interest bearing liabilities	121,471			79,069
Total non-interest bearing liabilities	1,563,350			1,496,718
Total Liabilities	8,345,079			8,454,503
Stockholders' equity	1,375,388			1,309,310
Total Liabilities and Stockholders' Equity	$9,720,467			$9,763,813

Net interest income		$75,007			$73,277

Net interest rate spread			3.16%			3.13%
Net interest-earning assets	$2,040,718			$1,937,521

Net interest margin (3)			3.40%			3.30%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.28x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest-Earning Assets:
Securities	2.87%	2.87%	2.75%	2.72%	2.62%
Net loans	4.51%	4.49%	4.38%	4.26%	4.18%
Total interest-earning assets	4.20%	4.19%	4.07%	3.97%	3.89%

Interest-Bearing Liabilities:
Total deposits	0.78%	0.70%	0.60%	0.53%	0.47%
Total borrowings	2.07%	1.99%	1.93%	1.82%	1.70%
Total interest-bearing liabilities	1.04%	0.97%	0.90%	0.82%	0.76%

Interest rate spread	3.16%	3.22%	3.17%	3.15%	3.13%
Net interest margin	3.40%	3.44%	3.38%	3.33%	3.30%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.30x	1.30x	1.29x	1.28x